Exhibit 10.1


                              HOLDING COMPANY, INC.

                                Fiscal Year 2005


                        Independent Director Compensation

Independent directors of the Company shall be paid $25,000 for fiscal 2005 ($6,250 per quarter for each regularly scheduled meeting attended.) Independent directors who serve on Board committees shall be paid $500 per quarter for fiscal 2005. All reasonable out-of-pocket expenses, directly related to the performance of Board duties, incurred by independent directors shall be reimbursed by the Company provided requests for reimbursement are made within 90 days of occurrence. Additionally, independent directors of the Company shall receive 2,000 stock options for fiscal 2005.


                          Officer Director Compensation

Officers who are also directors for the Company shall not be paid for their services as directors.